Exhibit 12

THE AES CORPORATION AND SUBSIDIARIES

STATEMENT RE:  CALCULATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, unaudited)

                                                                   1994        1995         1996         1997        1998
                                                                   ----        ----         ----         ----        ----
Actual:
COMPUTATION OF EARNINGS:
Income from continuing operations
   before income taxes                                             $ 151       $ 175        $ 207        $ 284       $ 546
Adjustment for undistributed equity
   earnings, net of distributions                                    (12)         (5)         (34)         (78)        (50)
Interest expense                                                     122         122          138          228         460

Depreciation of previously capitalized interest                        4           4            4            4           6

Net amortization of issuance costs                                     4           5            6           16          25
                                                                   -----       -----        -----        -----       -----
Earnings                                                           $ 269       $ 301        $ 321        $ 454         987
                                                                   =====       =====        =====        =====       =====

COMPUTATION OF FIXED CHARGES:
Interest expensed and capitalized amounts
   (including construction related fixed charges)                  $ 124       $ 132        $ 165        $ 295         539
Net amortization of issuance costs (including
   Capitalized amounts)                                                4           5            6           16          25
                                                                   -----       -----        -----        -----       -----
Fixed charges                                                      $ 128       $ 137        $ 171        $ 311         564
                                                                   =====       =====        =====        =====       =====

Ratio of earnings to fixed charges                                  2.10 x      2.20 x       1.88 x       1.46 x      1.75 x